Exhibit 3.3

[BROOKE LOGO]

“A Family of Financial Services”

CERTIFICATE OF DESIGNATION

PURSUANT to K.S.A. 17-6401(g) and K.S.A. 17-6003 Brooke Corporation is providing the following information with regard to its issue of 2002A Convertible Preferred Stock.

NUMBER OF SHARES:

10,000 Preferred Shares have been approved for issue by Brooke’s Board of Directors from 399,000 “Undesignated Stock” originally authorized by Brooke shareholders and directors. The issue will be designated as “2002A Convertible Preferred Stock”. Registration with the Kansas Office of the Security Commissioner will be sought for this issue with following information:

Description of Securities	Offering Price	Total Offering Shares or Units	Amount	Shares or Units	Amount
2002A Convertible Preferred Stock	$25.00	10,000	$250,000	10,000	$250,000

SIGNATURES:

/s/ Michael Hess
Michael Hess
President, Brooke Corporation

/s/ Anita Larson
Anita Larson
Secretary

2002 JAN 25 PM 4:24

FILED

SECRETARY OF STATE

KANSAS

P.O. Box 42008, Kansas City, MO 64141-2008

Phone: (913) 661-0123 Fax: (913) 451-3183

UNANIMOUS WRITTEN CONSENT

OF THE

MINUTES OF THE MEETING OF

THE BOARD OF DIRECTORS OF BROOKE CORPORATION

January 21, 2002

The undersigned being all of the members of the Board of Directors of Brooke Corporation, a Kansas Corporation, do hereby unanimously consent to, ratify, approve and adopt as of the date hereof, the following to be given the same force and effect as if unanimously consented to, ratified, approved and adopted at a special meeting of the Board of Directors of the Company, called by the President and duly held and attended by all such members.

WHEREAS, during a special meeting of the shareholders held on February 27, 2001, the Company’s shareholders authorized 399,000 shares of undesignated preferred stock.

WHEREAS, at this meeting the shareholders authorized the board to determine, in its sole discretion, the designations, preferences, conversion rights, and cumulative, relative, participating and other rights including voting rights, qualifications, limitation or restrictions thereof.

WHEREAS, pursuant to shareholder approval, the board is entitled to authorize the creation and issuance of 399,000 shares of preferred stock in series with such limitations and restrictions as may be determined in the sole discretion of the Board of Directors without further authorization by the Company’s stockholders.

WHEREAS, on February 27, 2001, the Company registered 100,000 shares of its 2002 Convertible Preferred Stock with the Kansas Securities Commissioner;

WHEREAS, the sales of 2002 Convertible Preferred Stock have exceeded the amount registered with the Kansas Securities Commissioner and authorized by the Company;

WHEREAS, the Board of Directors believes that the authorization and issuance of 10,000 shares of preferred stock with terms and conditions similar to the 2002 Convertible Preferred Stock to sell to individuals to which the 2002 Convertible Preferred Stock was sold but for which the 2002 Convertible Preferred Stock is not available for issuance is in the best interest of the Company and its stockholders and believes it is advisable to authorize such shares to have them available for such individuals;

THEREFORE, BE IT RESOLVED, pursuant to the authority granted it by the shareholders, the Board of Directors authorizes the creation, issuance and sale by this Company of 10,000 shares of 2002A Convertible Preferred Stock with the same par value, designations, preferences, conversion rights, purpose and cumulative, relative, participating and other rights including voting rights, qualifications, limitation or restrictions thereof as the Company’s 2002 Convertible Preferred Stock except the 2002A Convertible Preferred Stock shall be subordinate to the 2002 Convertible Preferred Stock;

WHEREAS, the board adopted a resolution on January 15, 2002 in the form attached hereto;

WHEREAS, no Certificate of Designations of the shares referenced in such resolution has been filed with the State of Kansas, no such shares have been issued, and no such shares have been registered;

WHEREAS, pursuant to K.S.A 17-6401, if no shares of the convertible preferred stock referenced in the resolution have been issued, the Board may adopt a resolution amending the voting powers, designations, preferences and relative, participating, option or other rights, if any, or the qualifications, limitations or restrictions thereof;

WHEREAS, the Board deems it advisable and necessary to take action to amend the terms and conditions of the convertible preferred stock referenced in the attached resolution to accommodate the authorization, issuance and registration of 10,000 shares of 2002A Convertible Preferred Stock;

RESOLVED, pursuant to the authority granted it by the shareholders, the Board of Directors authorizes the creation, issuance and sale by this Company of 2002B Convertible Preferred Stock at a price of $32.00 per share.

RESOLVED, that the 2002B Convertible Preferred Stock, shall consist of no more than Forty Thousand (40,000) shares of par value of Thirty-two and No/100 Dollars ($32.00) per share. The preferences, qualifications, limitations and special or relative rights in respect to shares of 2002B Convertible Preferred Stock are as follows:

(a) Except as this paragraph otherwise provides, the 2002B Convertible Preferred Stock will have no voting rights. As long as any shares of the 2002B Convertible Preferred Stock are outstanding, the Corporation shall not, without the consent of a majority of the holders of the 2002B Convertible Preferred Stock then outstanding, (i) create or authorize any additional shares or additional series of shares ranking prior to or on a parity with the 2002B Convertible Preferred Stock; (ii) amend, alter or repeal any of the express terms of the 2002B Convertible Preferred Stock.

(b) The rights of the holders of 2002B Convertible Preferred Stock are subordinate to the rights of the holders of Convertible Preferred Stock, the 2002 Convertible Preferred Stock and the 2002A Convertible Preferred Stock except to the extent that holders of 2002B Convertible Preferred Stock are entitled to cumulative dividends and the holders of Convertible Preferred Stock are not entitled to cumulative dividends.

(c) The holders of 2002B Convertible Preferred Stock shall be entitled to receive, out of funds at the time legally available for payments of dividends under the General Business Corporation Act of Kansas, a cumulative dividend in cash at the rate of Nine Percent (9%) of the liquidation value of such stock per share per annum payable, if, as and when determined by the Board of Directors, due and payable on March 31, June 30, September 30, and December 31 of each year, after any dividend shall be set apart or paid on the Convertible Preferred Stock for the current fiscal year and after any dividend shall be set apart or paid on the 2002 Convertible Preferred Stock and 2002A Convertible Preferred Stock for the current and prior fiscal years but before any dividend shall be set apart or paid on Undesignated Preferred Stock or the Common Stock in and for any fiscal year of the Corporation.

(d) On or prior to May 15, 2002, the holders of 2002B Convertible Preferred Stock shall have the right, at their option, to convert all or part of their 2002B Convertible Preferred Stock holdings to Common Stock. In the event that the holders of 2002B Convertible Preferred Stock elect to convert their shares to Common Stock, one share of 2002B Convertible Preferred Stock shall be exchanged for one share of Common Stock. The conversion of shares shall occur immediately upon written notice to the Corporation.

(e) On or prior to May 15, 2002 and upon the occurrence of: (i) the issuance of Common Stock for a price per share less than the current fair market value of such shares; (ii) the issuance of rights or options to purchase Common Stock or issuance of securities convertible into Common Stock where the exercise or conversion price is less then the fair market value of such shares; (iii) stock dividends; (iv) stock splits, the Corporation shall appoint a firm of independent certified public accountants, which shall give their opinion upon the adjustment, if any, which must be made in the number of shares of Common Stock for which 2002B Convertible Preferred Stock shall be convertible, necessary to preserve, without dilution, the conversion rights of the holders of 2002B Convertible Preferred Stock. Upon receipt of such opinion, the Corporation shall forthwith make the adjustments described therein.

(f) After May 15, 2002, the 2002B Convertible Preferred Stock shall be subject to redemption at the option of the Corporation at a redemption value of Thirty Five and 20/100 Dollars ($35.20) per share on any dividend payment date.

(g) In the case of liquidation or dissolution of the Corporation, the holders of the 2002B Convertible Preferred Stock shall be entitled to be paid in full the liquidation value (Thirty Two Dollars ($32.00) per share) of their shares after payment of full liquidation value to the holders of Convertible Preferred Stock, 2002 Convertible Preferred Stock and 2002A Convertible Preferred Stock, and before any amounts shall be paid to the holders of the Undesignated Preferred Stock and/or Common Stock, but on any such liquidation or dissolution after the payment to the holders of Convertible Preferred Stock, 2002 Convertible Preferred Stock, 2002A Convertible Preferred Stock and 2002B Convertible Preferred Stock of the liquidation value thereof, the remaining assets of the Corporation shall be divided and paid to the holders of Undesignated Preferred Stock and the Common Stock according to their respective interests set forth herein, or with respect to the Undesignated Preferred Stock, as the Board of Directors may determine in its sole discretion.

RESOLVED, that it is advisable and in the best interest of this Company that its 2002B Convertible Preferred Shares be qualified or registered for sale in the State of Kansas; that the President, Chief Executive Officer, the Secretary or either of them, is hereby authorized to determine the jurisdictions in which appropriate action shall be taken to qualify or register for sale all or such part of said securities of this Company as such officers may deem advisable; that such officers are hereby authorized to perform on behalf of this Company any and all such acts as they may deem necessary or advisable in order to comply with the applicable laws of any such jurisdictions, and in connection therewith to execute and file all requisite papers and documents, including, but not limited to, applications, reports, surety bonds, irrevocable consents and appointments of attorneys for service of processes; and that the execution by such officers of any such papers or documents or the doing by them of any act in connection with the foregoing matters shall conclusively establish their authority therefore from this Company and the approval and ratification by the Company of the instruments and documents so executed and the action so taken.

RESOLVED, that the President, Chief Executive Officer, the Secretary, or any of them, is hereby authorized and directed to execute, acknowledge, verify, deliver, file and/or publish in the name and on behalf of this Company and under its corporate seal, attested by its Secretary or otherwise, any and all applications, reports, statements, issuer’s covenants, resolutions, consents to service of process, powers of attorney, appointments, designations, waivers of hearing, bonds, and such other documents and instruments as may be required, appropriate or advisable under the Blue Sky Laws or securities acts of such jurisdictions as such officers or any one of them may deem necessary, appropriate or advisable for the purpose of registering, qualifying, exempting and/or permitting the issue of sale by the Company of the Shares and/or for the purpose of qualifying, registering, licensing and/or exempting this Company as a dealer or broker in connection with the sale of such securities, and to make any and all payments of examination, filing, registration and/or other fees, costs, and expenses and to take any and all further action which such officers or any one or more of them deem necessary or advisable in connection with any of the foregoing.

RESOLVED, that each of the officers of this Company is hereby authorized to take all such steps and do all such acts and things as they or any one or more of them shall deem necessary or advisable to proceed with the plan as presented to this Board of Directors, including, but not limited to, the making of any and all payments, the making and execution of any necessary or advisable instruments, certificates, affidavits, or other documents in connection therewith, the signing and endorsement of any checks, the posting of any bonds, and the payment of any fees in such connection, and from time to time to take any and all action to make, execute, verify and file all applications, certificates, documents, or other instruments and to do any and all acts and things which any one or more of them shall deem necessary, advisable, or appropriate in order to carry out the intent and purpose of any and all the foregoing resolutions.

IN WITNESS WHEREOF, the undersigned have executed this Unanimous Written Consent of the Board of Directors (which may be executed separately, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument) to be filed as part of the record of the Company as of the 21st day of January 2002.

/s/ Robert Orr
Robert Orr

/s/ Leland Orr
Leland Orr

/s/ Michael Hess
Michael Hess

/s/ Derrol D. Hubbard
Derrol Hubbard

/s/ John Allen
John Allen